UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 17, 2022

Aquestive Therapeutics, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-38599	82-3827296
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Technology Drive
Warren, NJ 07059
(908) 941-1900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AQST	Nasdaq Global Market

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

On May 17, 2022, Aquestive Therapeutics, Inc. (the “Company”) announced that Keith J. Kendall, President and Chief Executive Officer of the Company, is leaving the Company and Board of Directors (the “Board”) effective May 17, 2022. A copy of the press release announcing the departure is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

(c)

Effective May 17, 2022, the Board appointed Daniel Barber, Senior Vice President and Chief Operating Officer of the Company, to the position of President and Chief Executive Officer of the Company. In addition, the Board appointed Mr. Barber to fill the vacancy on the Board due to Mr. Kendall’s departure, to serve as a Class I Director with a term expiring at the Company’s 2022 Annual Meeting of Stockholders.

Mr. Barber, age 46, joined the Company in July 2007 and has been the Company’s Chief Operating Officer since May 2019. Mr. Barber has led the Company’s Strategy and Development functions since April 2014. Prior to joining the Company, Mr. Barber held various positions with Quest Diagnostics in its corporate planning and international divisions. In 2010, Mr. Barber had executive oversight of the Company’s launch activities for its first two FDA approved products. Beginning in 2013, Mr. Barber helped lead the Company’s effort to develop an internal pipeline of proprietary assets. Since that time, he has had executive responsibility for the Company’s pipeline and partnership activities.

Mr. Barber received his B.A. from State University of New York at Geneseo and an M.B.A from Seton Hall University.

There is no arrangement or understanding with any other person pursuant to which Mr. Barber was appointed as Chief Executive Officer, and there are no family relationships between Mr. Barber and any director or executive officer of the Company. Additionally, there are no transactions involving Mr. Barber that would be required to be reported under Item 404(a) of Regulation S-K.

(e) Compensatory Arrangements of Certain Officers

In connection with his departure, Mr. Kendall and the Company entered into a Separation Agreement, including a Consulting Agreement (collectively, the “Separation Agreement”) dated as of May 17, 2022. Pursuant to the Separation Agreement, Mr. Kendall’s employment with the Company ceased effective as of May 17, 2022 (the “Termination Date”).

The Separation Agreement provides Mr. Kendall with the following principal severance benefits, contingent upon Mr. Kendall execution and delivery of a customary release of claims: (i) a cash payment consisting of the sum of any previously unpaid base salary through the Termination Date and any accrued and unused vacation time for the 2022 calendar year; (ii) a cash payment consisting of his pro-rata portion of his target bonus in the amount of $279,863; (iii) a cash payment in the amount of $150,000, representing 90 days of his base pay in lieu of the required notice period under Mr. Kendall’s employment agreement, (iv) severance payments consisting of (a) a cash payment of $262,500, which represents an acceleration of the first three installments of Mr. Kendall’s 18-month severance he is entitled to under his employment agreement, (b) monthly severance payments of $52,571.43 per month for the first through the seventh months following the Termination Date, (c) $69,500 paid for the eighth month after the Termination Date, and (d) monthly severance payments of $87,500 for the ninth through eighteenth months following the Termination Date, (v) accelerated vesting of unvested outstanding equity awards, with options remaining exercisable for the duration of the stated term of each award, and (vi) continuing coverage under the Company’s group health and life insurance plans at the same levels and on the same terms and conditions as are provided to similarly-situated executives, for a period of 18 months.

Under the terms of the Separation Agreement, Mr. Kendall will serve as a consultant to the Company, on an as-needed basis providing transition services, strategic planning, financial planning, merger and acquisition advice and consultation, for a period from the Separation Date to December 31, 2022.  For these services, Mr. Kendall will receive a consulting fee of $10,000 per month.

The foregoing description of the Separation Agreement is not complete and is qualified in its entirety by the actual terms of the Separation Agreement, a copy of which is incorporated herein by reference and attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

10.1	Separation Agreement, dated May 17, 2022, between Aquestive Therapeutics, Inc. and Keith J. Kendall.
99.1	Press Release issued May 17, 2022

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 17, 2022	Aquestive Therapeutics, Inc.

	By:	/s/ A. Ernest Toth, Jr.
Name: A. Ernest Toth, Jr.
Title: Chief Financial Officer